Exhibit 99.1

Company Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
Chief Financial Officer	Financial Dynamics
215-579-7388	212-850-5606 / 212-850-5614

CollaGenex Pharmaceuticals Reports Financial Results
For the First Quarter of 2007

NEWTOWN, PA — May 2, 2007 — CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today reported financial results for the quarter ended March 31, 2007.  Total revenues for the first quarter of 2007 were approximately $14.3 million, including $11.1 million in net sales of Oracea(R), compared to approximately $3.7 million in the first quarter of 2006, which included no sales of Oracea.  Oracea, the Company’s flagship drug for the treatment of rosacea, was approved by the FDA in May 2006 and successfully launched to the U.S. dermatology community in July 2006.

Net loss allocable to common stockholders for the first quarter of 2007 was approximately $5.0 million, or $0.23 per basic and diluted share, compared to net loss allocable to common stockholders of approximately $9.3 million, or $0.54 per basic and diluted share, in the first quarter of 2006.  The weighted average shares used in computing per share amounts increased to 21,246,853 during the first quarter of 2007 from 17,348,984 in the first quarter of 2006 mainly as a result of the issuance of 3,500,000 shares in a common stock offering completed in November 2006.

Selling, general and administrative (S,G&A) expense increased by 47% to approximately $12.5 million in the first quarter of 2007 compared to approximately $8.5 million in the first quarter of 2006.  The increase in S,G&A primarily reflected higher sales and marketing expenses related to the promotion of Oracea, which was launched in July 2006.  Research and development (R&D) expenses increased by 31% to approximately $4.8 million in the first quarter of 2007 compared to approximately $3.7 million in the first quarter of 2006.  These expenses are related to continued investment in the Company’s dermatology product pipeline, primarily Phase II dose-ranging studies for incyclinide in acne and rosacea and Phase I clinical trials of Col-118 for the treatment of erythema.

Colin Stewart, president and chief executive officer of CollaGenex, stated, “During the first quarter of 2007, we continued to focus on building awareness, growing prescriptions and enhancing the long-term opportunity for Oracea.  Supporting our marketing efforts, favorable data from a study evaluating the combination of Oracea with MetroGel(R) were presented at the American Academy of Dermatology and demonstrated that the combination provides a faster and greater reduction in the inflammatory lesions of rosacea than MetroGel alone.  In addition, a review of our Phase III clinical trial results of Oracea for the treatment of rosacea was published in the May 2007 issue of the Journal of the American Academy of Dermatology, a leading peer-reviewed publication.  We are also very pleased that our intellectual property covering Oracea was further strengthened yesterday with the issuance of U.S. Patent No. 7,211,267, formerly known as the ‘709 Patent Application, which covers Oracea and is not set to expire until April 2022.”

Recent Highlights

•                  Positive results of a Phase IV clinical study evaluating the effects of Oracea in combination with MetroGel (metronidazole gel), 1%, as a treatment for rosacea were presented at the Annual Meeting of the American Academy of Dermatology.  Patients in the Oracea + MetroGel group experienced a mean reduction of 13.9 inflammatory lesions compared to 8.5 in the placebo + MetroGel Group.

•                  The Journal of the American Academy of Dermatology published an article in its May 2007 issue evaluating two pivotal phase III clinical trials that demonstrated the efficacy and safety of Oracea for the treatment of the inflammatory lesions of rosacea.  This article concluded that these studies establish the first important body of evidence supporting the use of a systemic therapy for rosacea that is devoid of antibiotic activity.

•                  On May 1, 2007, U.S. Patent and Trademark Office (USPTO) issued U.S. Patent No. 7,211,267 (the ‘267 Oracea Patent), formerly known as the ‘709 Patent Application.  This patent covers the use of sub-antimicrobial doses of tetracyclines, including Oracea, for the treatment of acne and acne rosacea.

•                  Positive results were reported for the Company’s 302-patient Phase II dose-finding study designed to evaluate the safety and determine the therapeutic range of incyclinide for the treatment of acne.  The study achieved its objectives and demonstrated a side effect profile similar to placebo.  A clear dose-response relationship was also observed.  While the study was not powered for statistical significance, incyclinide showed a statistically significant clinical benefit compared to placebo at certain dosages and time points during the study.  The study determined the minimum effective incyclinide dose for the treatment of acne, which was 10 mg per day, and greater efficacy was observed at 20 mg per day.

•                  Enrollment began in a new, 100-patient, 40 mg cohort of the Phase II dose-finding clinical trial of incyclinide in the treatment of acne.  On May 2, 2007, enrollment in this study was suspended pending investigation of significant photo-toxicity observed in one patient.

•                  The USPTO issued a final rejection of the Company’s patent application No. 10/757,656 covering a method of treating acne using chemically modified tetracyclines, including incyclinide.  The Company is currently evaluating the basis for the USPTO’s action and its response, which will include a request for continuing examination of this patent application, and the Company remains optimistic that this patent will issue.

2007 Financial Guidance

The following statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.  Please see the note regarding Forward-

Looking Statements in this release for a description of important risk factors that could cause actual results to differ and refer to CollaGenex’ periodic reports on file with the Securities and Exchange Commission (SEC) for a more complete description of risks.

The Company is reaffirming its financial guidance for 2007.

•                  Total revenues: Revenues from Oracea, Periostat(R), Pandel(R), the Atrix products, contract revenues from the Primus products and grant revenue from the previously announced NIH grant are expected to be approximately $64 million in 2007.  This figure includes approximately $54 million in net sales of Oracea.

•                  Research and development expenses: R&D expense is expected to be approximately $24 million and invested primarily in the ongoing Phase II dose-ranging studies for incyclinide for the treatment of acne and rosacea, the clinical completion of Phase I clinical studies and initiation of Phase II clinical studies for COL-118 for the treatment of erythema, and various post-approval clinical trials for Oracea.

•                  Selling, general and administrative expenses: S,G&A expenses are expected to be approximately $50 million.

•                  Net loss allocable to common stockholders is expected to be approximately $19 million, or $0.90 per basic and diluted share, assuming a weighted average common share count of approximately 21,425,000 for 2007.

•                  Cash Burn: We anticipate that our cash burn will be approximately $13 million for 2007, taking into account the anticipated net loss allocable to common stockholders, investing activities and changes in working capital.  We anticipate that cash, cash equivalents and short-term investments at December 31, 2007 will total approximately $53.0 million, including the $5.0 million licensing fee that the Company has received in 2007 from MediGene for marketing rights to Oracea in Europe and certain other countries.

Conference Call

As previously announced, CollaGenex will hold a conference call on Wednesday, May 2, at 11:00 a.m. Eastern Daylight Time to discuss the Company’s first quarter 2007 financial results.  Investors and other interested parties may access the conference call by dialing (888) 694-4728 in the U.S. or (973) 582-2745 internationally, or via a live webcast on the Company’s website at www.collagenex.com.

For those who cannot listen to the live webcast, a replay will be available shortly after the call at www.collagenex.com for 90 days.  Additionally, a recording of the call will be available by telephone until 11:59 p.m. on May 9, 2006 by dialing (877) 519-4471 in the U.S. or (973) 341-3080 internationally, and entering access code 8696027.

Financial Tables Follow

Summary Financial Data
Consolidated Statement of Operations:
(Unaudited)
(In thousands, except share amounts)

	Three Months Ended March 31,
	2007	2006
Revenues:
Net product sales	$13,954	$3,341
Contract revenues	210	252
License revenues	20	23
Grant revenues	90	105
Total revenues	14,274	3,721
Operating expenses:
Cost of product sales	2,236	895
Research and development	4,847	3,713
Selling, general and administrative	12,469	8,511
Total operating expenses	19,552	13,119
Operating loss	(5,278)	(9,398)
Other income (expense):
Interest income	844	546
Interest expense	(8)	—
Net loss	(4,442)	(8,852)
Preferred stock dividend	514	464
Net loss allocable to common stockholders	$(4,956)	$(9,316)
Net loss per basic and diluted share allocable to common stockholders	$(0.23)	$(0.54)
Weighted average shares used in computing net loss per basic and diluted share allocable to common stockholders	21,246,853	17,348,984

Selected Balance Sheet Data:

	(Unaudited)
	March 31, 2007	December 31, 2006
Cash and cash equivalents	$59,090	$65,830
Accounts receivable	8,301	6,071
Licensing fee receivable from Medigene	1,055	—
Inventories	2,353	1,959
Prepaid expenses and other current assets	3,072	2,416
Total current assets	73,871	76,276
Non-current assets	3,289	2,931
Total assets	$77,160	$79,207

Current liabilities	$12,451	$16,640
Deferred licensing revenues and other long-term liabilities	5,538	265
Total liabilities	17,989	16,905

Total stockholders’ equity	59,171	62,302
Total liabilities and stockholders’ equity	$77,160	$79,207

About CollaGenex

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on developing and marketing proprietary, innovative medical therapies to the dermatology market.  In July 2006, CollaGenex launched Oracea, the first FDA-approved systemic product for the treatment of rosacea.  CollaGenex’s professional dermatology sales force also markets Pandel, a prescription topical corticosteroid licensed from Altana, Inc., Alcortin(R) (1% iodoquinol and 2% hydrocortisone), a prescription topical antifungal steroid combination, and Novacort(R) (2% hydrocortisone acetate and 1% pramoxine HCl), a prescription topical steroid and anesthetic.  Alcortin and Novacort are marketed by the Company under a Promotion and Cooperation agreement with Primus Pharmaceuticals, Inc.  CollaGenex is conducting two Phase II dose-finding studies to evaluate its second dermatology candidate, incyclinide, for the treatment of acne and rosacea, respectively.  CollaGenex is also conducting Phase II clinical trials to evaluate COL-118, a topical compound based on the SansRosa technology, for the treatment of redness associated with rosacea and other skin disorders.

Research has shown that compounds can be created by chemically modifying certain tetracyclines and that these new compounds have properties that may make them effective in treating diseases involving inflammation and/or destruction of the body’s connective tissues.  CollaGenex is evaluating various chemically modified tetracyclines (so called “IMPACS”(TM) compounds because they are Inhibitors of Multiple Proteases And CytokineS) to assess whether they are safe and effective in these applications.  The Company has a pipeline of innovative product candidates with possible applications in dermatology and other disease states.  In addition, CollaGenex has acquired the SansRosa(TM) technology, which consists of a class of compounds that have shown promise in reducing the redness associated with rosacea, and the Restoraderm(R) technology, a unique, proprietary dermal drug delivery system.  CollaGenex plans to leverage these platforms to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Website at www.collagenex.com, which does not form part of this press release.

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, net loss and expenses and future cash position, including the first quarter of 2007 and for the remainder of fiscal year 2007, and its future research and development efforts, including the Company’s clinical and development programs relating to Oracea, incyclinide and COL-118 and its dermatology franchise, product pipeline and intellectual, property, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  CollaGenex is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Periostat(R), Restoraderm(R) and Oracea(R) are registered trademarks and IMPACS(TM) and SansRosa(TM) are trademarks  of CollaGenex Pharmaceuticals, Inc.

Novacort(R) and Alcortin(R) are trademarks of Primus Pharmaceuticals, Inc.

Pandel(R) is a trademark of Taisho Pharmaceuticals.

Atridox(R), Atrisorb(R) and Atrisorb-D(R) are registered trademarks of Tolmar, Inc.

MetroGel(R) is a registered trademark of Galderma S.A.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

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